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                            UNDERWRITING AGREEMENT

   THIS UNDERWRITING AGREEMENT, dated this 1st day of June, 2018, by and between Pioneer ILS Bridge Fund (the "Trust"), a Delaware statutory trust, and Amundi Pioneer Distributor, Inc., a Massachusetts corporation (the "Underwriter").

                                  WITNESSETH

   WHEREAS, the Trust is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of beneficial interest for public offering under the Securities Act of 1933, as amended;

   WHEREAS, the Underwriter engages in the purchase and sale of securities both as a broker and a dealer and is registered as a broker-dealer with the Commission and is a member in good standing of the Financial Industry Regulatory Authority ("FINRA");

   WHEREAS, the parties hereto deem it mutually advantageous that the Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale to the public of the shares of beneficial interest of the securities of the Trust; and

   NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Underwriter do hereby agree as follows:

   1. The Trust hereby grants to the Underwriter the right and option to purchase shares of beneficial interest of the Trust (the "Shares") for sale to investors either directly or indirectly through other broker-dealers. The Underwriter is not required to purchase any specified number of Shares, but will purchase from the Trust only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by the Underwriter from investors and dealers.

   2. The Underwriter shall offer Shares to the public at an offering price based upon the net asset value of the Shares, to be calculated for each class of Shares as described in the Registration Statement, including the Prospectus, filed with the Commission and in effect at the time of the offering, plus sales charges, if any, as approved by the Underwriter and the Trustees of the Trust and as further outlined in the Trust's Prospectus. The offering price shall be subject to any provisions set forth in the Prospectus from time to time with respect thereto.

   3. The Underwriter will act as agent for the Trust in connection with the repurchase of shares by the Trust upon the terms and conditions set forth in the then current Prospectus and Statement of Additional Information.

   4. This Agreement shall terminate on any anniversary hereof if its terms and renewal have not been approved by a majority vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Underwriting Agreement (the "Qualified Trustees"), at a meeting of Trustees called for the purpose of voting on such approval.

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This Agreement may also be terminated at any time, without payment of any penalty, by the Trust on sixty (60) days' written notice to the Underwriter, or by the Underwriter upon similar notice to the Trust. This Agreement may also be terminated by a party upon five (5) days' written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Shares. Finally, this Agreement may also be terminated by the Trust upon five (5) days' written notice to the Underwriter provided either of the following events has occurred: (i) FINRA has expelled the Underwriter or suspended its membership in that organization; or (ii) the qualification, registration, license or right of the Underwriter to sell Shares in a particular state has been suspended or cancelled in a state in which sales of Shares during the most recent 12-month period exceeded 10% of all Shares sold by the Underwriter during such period.

   5. The Underwriter shall not receive compensation as a principal underwriter under this Agreement with respect to the Common Shares of the Trust. With respect to any future class of Shares, the Underwriter shall be entitled to such consideration as the Trust and the Underwriter shall agree at the time such class of Shares is established.

   6. Nothing contained herein shall relieve the Trust of any obligation under its management contract or any other contract with any affiliate of the Underwriter.

   7. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, of any nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Trust or its Trustees as set forth herein to indemnify any party to this Agreement or any other person, if any, shall be satisfied out of the assets of the Trust and that no Trustee, officer or holder of Shares shall be personally liable for any of the foregoing liabilities. The Trust's Agreement and Declaration of Trust, as it may be amended or restated from time to time, describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of Shares.

   8. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

   9. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of The Commonwealth of Massachusetts.

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   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

ATTEST:                                  PIONEER ILS BRIDGE FUND

By:  /s/ Christopher J. Kelley           By:  /s/ Lisa M. Jones
     ----------------------------------       ---------------------------------
     Christopher J. Kelley                    Lisa M. Jones
     Secretary                                President

ATTEST:                                  AMUNDI PIONEER DISTRIBUTOR, INC.

By:  /s/ Margaret C. Begley                   By:  /s/ Gregg M. Dooling
     ----------------------------------       ---------------------------------
     Margaret C. Begley                       Gregg M. Dooling
     Secretary                                Chief Financial Officer

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